EXHIBIT 99.2

                                                 Bethesda Metro Center
                                                 Suite 700
                                                 Bethesda, MD  20814
                                                 Ph:    301.961.1992
                                                 Fax:   301.961.1991
                                                 Email: jjfnk@RegeneRx.com
                                                        ------------------

AT REGENERX:            AT THE FINANCIAL RELATIONS BOARD:

J.J. Finkelstein        Cindy Martin       Leslie Loyet       Kathy Waller
jjfnk@regenerx.com      Media Inquiries    Analyst Inquiries  General Inquiries
301.961.1992            312.640.6741       312.640.6672       312.640.6696

                                News Release. . .

                      REGENERX LICENSES EUROPEAN RIGHTS TO
                            NOVEL WOUND HEALING DRUG

                 Strategic Alliance with Pharmaceutical Company
       Enhances Worldwide Product Development Efforts related to T(beta)4

BETHESDA, MD, January 22, 2004, RegeneRx Biopharmaceuticals, Inc. (OTCBB:RGRX) (www.regenerx.com) announced today that it has exclusively licensed certain European rights to its lead product, Thymosin beta 4 (T(beta)4), a novel drug undergoing human clinical trials for chronic wounds. Under the agreement, Defiante Farmaceutica, Lda, a wholly-owned subsidiary of Sigma-Tau Group, headquartered in Rome (Italy), will develop T(beta)4 for internal and external wounds in Europe and certain other contiguous and geographically relevant countries.

"This is a significant step toward enhancing our worldwide product development efforts through strategic alliances that complement our U.S. efforts," explained J.J. Finkelstein, RegeneRx's President & CEO. "We have come to know Defiante and Sigma-Tau through their equity investments in RegeneRx. They have the technical and financial resources to greatly enhance the speed and quality of T(beta)4 development, and we are optimistic that together we can effectively commercialize its numerous potential clinical benefits. Both companies should significantly benefit from the sharing of clinical research data generated by each organization."

"We look forward to developing T(beta)4 for the European markets as expeditiously as possible," said Dr. Paolo Carminati, Head of Research and Development at Sigma-Tau. "The preclinical and clinical data are quite interesting and continue to rapidly expand. We intend to engage in a significant effort in order


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to complete development of T(beta)4, hoping this will be the beginning of a long and prosperous relationship between our companies, as well as for patients who may benefit from T(beta)4's commercialization."

Under the Agreement, Defiante will pay RegeneRx a royalty on commercial sales and will purchase all required T(beta)4 from the Company. When RegeneRx completes positive Phase II clinical trials in the United States, Defiante must either pay the Company $5 million or initiate pivotal Phase III clinical trials in Europe to maintain the license. Defiante also will be obligated to attain future clinical and regulatory milestones in the licensed territory. As those milestones are obtained, certain performance criteria regarding commercial registration and minimum annual royalties will be required in each licensed country. The agreement does not prevent RegeneRx from sublicensing the technology in countries outside the licensed territory, and has no impact on any U.S. rights.

T(beta)4 is a naturally occurring 43-amino acid peptide present in virtually all human cells. T(beta)4 represents a new class of wound healing drug and is different from other wound repair factors, such as growth factors, in that it promotes endothelial cell differentiation and keratinocyte cell migration, down-regulates a number of inflammatory cytokines and chemokines, and has a very low molecular weight, allowing it to diffuse relatively long distances through tissues. A key mechanism of action is T(beta)4's ability to regulate the cell-building protein, actin, a vital component of the cytoskeleton. It has been the subject of a significant amount of research at the NIH and a number of other academic institutions, and has been reported to be effective in the repair of dermal and corneal wounds in numerous animal models under a variety of conditions.

RegeneRx is a biopharmaceutical company developing T(beta)4 as a platform technology for the treatment of acute and chronic wounds and for the treatment of a variety of human diseases involving tissue and organ repair under an exclusive world-wide license from the NIH. The Company holds several patents related to the technology and has numerous world-wide patent applications pending. RegeneRx successfully completed Phase I human clinical trials with T(beta)4 for the treatment of chronic dermal wounds and expects Phase II trials to begin in the second quarter of 2004.

Sigma-Tau is a leading research-based Italian pharmaceutical company with annual revenues of approximately $700 million and over 2200 employees worldwide. Defiante Farmaceutica, Lda is a wholly-owned subsidiary of Sigma-Tau Finanziaria SpA, the Group holding company. Therapeutic areas in which the company's research and development are focused include oncology, neurology, cardiovascular, gastroenterology, metabolism and immunology. Sigma-Tau has operating subsidiaries throughout Europe and the U.S. and maintains a presence in all of the world's major pharmaceutical markets.


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The information in this press release may include certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements concern the Company's current expectations regarding future events, including the ongoing and prospective development of T(beta)4 and possible future benefits to the Company, its shareholders, and patients. Due to the nature of product development and the regulatory approval process, the forward-looking statements are subject to risks and uncertainties, including those reflected in the Company's filings with the Securities and Exchange Commission, particularly its most recent Annual Report on Form 10-KSB. The Company assumes no obligation to update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company.